                                                                  Exhibit (a)(7)

[Custodian name]
[Address]___________
____________________
____________________
____________________



At'n. [______________]

                        Re: Instruction to participate in the offer to exchange ordinary shares of Tubos de Acero de Mexico, S.A. with sticker TAMSA (the "Shares") for ordinary shares of Tenaris, S.A. with ticker TS (the "Offer")



[name of the client], on my behalf as beneficiary of the [Brokerage Agreement] [Investment] number ___________ entered into with that [Brokerage][Credit Institution][Deposit Institution], and based on the information of the Prospectus that Tenaris, S.A. has made available to the public investor in the internet site www.bmv.com.mx, by means of this letter I hereby instruct [custodian name], to participate in the Offer, on my behalf and representation, pursuant to the following:

                NUMBER OF SHARES                           ISSUER
                                                           TAMSA

Likewise, I accept, pursuant to the Prospectus of the Offer, to be delivered with the number of TENARIS shares according to the exchange ratio set forth, provided that the fraction of shares resulting should be paid to me in cash as soon as it is possible to [Custodian name].

This signature constitutes the instruction to [Custodian name] to participate with my Share in the Offer.



Signature: _____________________



Date: _______________________